EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements pertaining to the 1991 Employee Stock Plan, the 1999 Stock Plan, the 1996 Stock Option/Stock Incentive Plan, the 1994 Stock Option Plan, the 1990 Stock Option/Stock Incentive Plan, and the Genentech, Inc. Tax Reduction Investment Plan, and the Registration Statement (Form S-3 No. 333-37072) related to resales of common shares deliverable upon the exchange of Liquid Yield Option Notes, and in the related Prospectuses, of Genentech, Inc. of our report dated January 15, 2002 (except for the note titled Subsequent Event, as to which the date is February 26, 2002), with respect to the consolidated financial statements of Genentech, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Palo Alto, California
February 26, 2002